EXHIBIT 10(s)

Summary of 2005 Performance Metrics under the Company’s Executive Annual Performance Incentive Plan

        The Company has established the Executive Annual Performance Incentive Plan, a copy of which is included as an exhibit to the Company’s Form 10-K. Participants are selected each year based on recommendations of the Executive Management Committee and approved by the Management Development/Compensation Committee of the Board of Directors. A participant may be awarded a cash bonus for the successful performance of his or her business unit, and may also be awarded a cash bonus based on consolidated group performance.

        For 2005, a participant’s performance will be measured based on the following metrics: revenue, pre-tax profit, and net operating working capital, with varying weights assigned to each metric. Bonuses are payable based on the achievement of specific performance goals for each metric; provided, however, that the pre-tax profit metric must be met in order for any bonus to be paid. Threshold, target and maximum bonuses, equal to a percentage of the participant’s base salary, are payable upon achievement of a minimum percentage (generally 50%), 100% or up to 200%, respectively, of all performance goals. For 2005, the percentage of base salary that may be paid as bonus to the Company’s executive officers ranges from 30% to 100%. For 2005, the following named executive officers are eligible to receive a bonus of up to the following percentages of their respective base salary: Skinner — 100%; Schafer — 85%; Tomczak — 65%; Lavers — 65%; and Terlep — 98%.